Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176674, 333-157825, 333-159280, 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026, 333-54868, 333-52434, 333-35862, 333-133237, 333-147063 and 333-149834, 333-165389), and the Registration Statement on Form S-3 and related Prospectus of Exelixis, Inc. (No. 333-152166) of our reports dated February 22, 2012 with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended December 30, 2011.

/s/ Ernst & Young LLP

Redwood City, California

February 22, 2012